Exhibit 3.1

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SOCIETAL CDMO, INC.

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. § 1911, et. seq. (the “PBCL”), Societal CDMO, Inc. desires to amend and restate its Articles of Incorporation in their entirety as follows:

ARTICLE I

The name of the corporation is Societal CDMO, Inc. (the “Corporation”).

ARTICLE II

The name of the Corporation’s commercial registered office provider and the county of venue is c/o: CT Corporation System, Dauphin County, Pennsylvania.

ARTICLE III

This Corporation is incorporated under the provisions of the PBCL.

ARTICLE IV

The corporation is incorporated for the purpose of engaging in, and doing any lawful act concerning, any or all lawful business for which corporations may be incorporated under the PBCL, and the Corporation’s existence shall be perpetual. The Corporation was incorporated under the provisions of the PBCL on November 15, 2007.

ARTICLE V

A. The aggregate number of shares the Corporation is authorized to issue is one thousand (1,000) shares of common stock. The par value of each share is $0.01 per share.

B. The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.

ARTICLE VI

A. The Corporation shall indemnify to the fullest extent permitted by applicable law, as it now exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), any person against all liability, loss and expense (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to any employee benefit plan, its participants or beneficiaries. The Corporation may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the Corporation and its directors, officers or employees), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amount as may be necessary to effect such indemnification.

B. To the fullest extent that laws of the Commonwealth of Pennsylvania, as in effect from time to time, permit elimination or limitation of liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. If the laws of the Commonwealth of Pennsylvania hereafter are amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended laws of the Commonwealth of Pennsylvania. The provisions of this Article VI shall be deemed to be a contract with each director of the Corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Article VI.

C. Any amendment to, alteration or repeal of this Article VI that has the effect of limiting the authority of the Corporation to indemnify persons under this Article VI shall operate prospectively only and shall not limit in any way any indemnification provided or to be provided pursuant to this Article VI with respect to any action taken, or failure to act, occurring prior thereto.

ARTICLE VII

Notwithstanding any other provisions in these Amended and Restated Articles of Incorporation (these “Restated Articles”) or the bylaws of the Corporation, and to the extent permitted by the PBCL and any other applicable laws, the Corporation is not required to hold an annual meeting of shareholders. Any action that would otherwise be taken at an annual meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. This provision shall be subject to compliance with all applicable provisions of the PBCL, including but not limited to provisions regarding close corporations, and any other applicable state or federal laws or regulations.

ARTICLE VIII

A. Whenever possible, each provision of these Restated Articles will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of these Restated Articles is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and these Restated Articles will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

B. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles, in the manner now or hereinafter prescribed by statute, as limited herein, and all rights conferred upon shareholders herein are granted subject to this reservation.